UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2012

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On October 26, 2012, Clean Harbors, Inc. (“Clean Harbors”), CH Merger Sub, Inc., a direct, wholly-owned subsidiary of Clean Harbors (“Merger Sub”), and Safety-Kleen, Inc. (“Safety-Kleen”) signed an Agreement and Plan of Merger dated as of that date (the “Merger Agreement”) which provides that, subject to the terms and conditions contained in the Merger Agreement, Clean Harbors will acquire Safety-Kleen by means of a merger of Merger Sub with and into Safety-Kleen with Safety-Kleen being the surviving corporation (the “Merger”).  Safety-Kleen, a Delaware corporation headquartered in Richardson, Texas, is the largest re-refiner and recycler of used oil in North America and a leading provider of parts cleaning and environmental services.

Under the terms of the Merger Agreement, Clean Harbors will pay to Safety-Kleen shareholders cash consideration in an amount equal to $1.25 billion plus the amount of cash and cash equivalents held by Safety-Kleen on the closing date less the amount of debt held by Safety-Kleen on the closing date, plus or minus, as applicable, the amount by which Safety-Kleen’s working capital (excluding cash) on the closing date exceeds or is less than $50 million.

The Merger Agreement is not subject to a financing contingency.  Clean Harbors has received a backup debt financing commitment from Goldman Sachs Bank USA (which, together with Clean Harbors’ cash on hand, would be sufficient to pay the full consideration amount) but is considering other financing options, which may include a combination of existing cash, debt and equity.

The Merger is subject to the expiration of certain antitrust waiting periods and approval by the Safety-Kleen shareholders (approximately 81% of which have signed Voting and Lock-Up Agreements, as discussed below), as well as other customary closing conditions, and is expected to be completed by the end of 2012.  The Merger Agreement is subject to termination by either Clean Harbors or Safety-Kleen under certain circumstances.

Safety-Kleen has agreed that, while the Merger Agreement remains in effect, Safety-Kleen will not solicit or initiate discussions with any party other than Clean Harbors and its affiliates regarding any other business combination or sale of material assets. The Merger Agreement also provides that, under certain circumstances, Safety-Kleen could become liable to pay to Clean Harbors a break fee of $37.5 million or reimbursement of Clean Harbors’ expenses in an agreed upon amount of $18.75 million.

The board of directors of each of Clean Harbors and Safety-Kleen has adopted and approved the Merger Agreement and the Merger. Safety-Kleen will submit the Merger to Safety-Kleen’s shareholders for their approval. The board of directors of Safety-Kleen has unanimously recommended that the Safety-Kleen shareholders vote in favor of the Merger.

Safety-Kleen shareholders holding approximately 81% of the total outstanding Safety-Kleen shares have entered into voting and lock-up agreements made on October 26, 2012 (the “Voting and Lock-Up Agreements”) with Clean Harbors and Merger Sub under which such shareholders have generally agreed to vote their shares in favor of the Merger and further agreed not to sell or dispose of (except with respect to certain permitted transactions) any such shares.

Copies of the Merger Agreement and the form of Voting and Lock-Up Agreement are filed as exhibits to this report and are incorporated herein by reference. The foregoing description of the terms of those agreements is qualified in its entirety by reference to the full text of those agreements.

Item 9.01.      Financial Statements and Exhibits.

(d)       Exhibits

2.6                      Agreement and Plan of Merger dated as of October 26, 2012 among Safety-Kleen, Inc., Clean Harbors, Inc.

and CH Merger Sub, Inc.*

2.7                      Form of Voting and Lock-Up Agreements made on October 26, 2012 between Clean Harbors, Inc., CH Merger Sub, Inc. and shareholders of Safety-Kleen, Inc. holding an aggregate of approximately 81% of all issued and outstanding shares of Safety-Kleen, Inc.

*Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

October 31, 2012	/s/ James M. Rutledge
Vice Chairman, President and
Chief Operating Officer